Exhibit 99.1

ITG RELEASES MAY 2013 U.S. TRADING VOLUMES

NEW YORK, June 10, 2013 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that May 2013 U.S. trading volume was 3.8 billion shares and average daily volume (ADV) was 173 million shares.  This compares to 4.1 billion shares and ADV of 188 million shares in April 2013 and 4.3 billion shares and ADV of 197 million shares in May 2012.  There were 22 trading days in each of May 2013, April 2013 and May 2012.

ITG U.S. Trading Activity

May 2013

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

May 2013	22	3,811,027,776	173,228,535

Year-to-Date:	104	19,544,692,717	187,929,738

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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